Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers and geologists, we consent to the references to our firm in the W&T Offshore, Inc. Annual Report on Form 10-K for the year ended December 31, 2005 and to the incorporation by reference in this Form 10-K to our estimates of reserves and value of reserves, and to the use of our reports on reserves and the incorporation of the reports on reserves for the years ended 2005, 2004 and 2003 included in the W&T Offshore, Inc. Annual Report on Form 10-K for the year ended December 31, 2005. We further consent to the incorporation by reference of information contained in our reports as of December 31, 2005 in the W&T Offshore, Inc. Registration Statement Nos. 333-126251 and 333-126252 on Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/S/ FREDERIC D. SEWELL
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas

March 31, 2006